UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
Amendment No. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TeleHealthCare, Inc.
(Exact name of registrant as specified in its charter)

WYOMING
(State or other jurisdiction of incorporation or organization)

8000
(Primary Standard Industrial Classification Code Number)

80-0873491
(I.R.S. Employer Identification Number)

20111 Greeley Rd, Lake Mathews, CA 92570, (714) 470-4825
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Incorp Services, Inc., 1621 Central Ave., Cheyenne, Wyoming 82001 Telephone Number 1-800-246-2677
(Name, address, including zip code, and telephone number, including area code, of agent of service)

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   [ X  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]    .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]    .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]    .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	.		Accelerated filer	.
Non-accelerated filer		. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share [1]	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee[2]

Common stock, $0.001 par value per share	4,181,000 shares	$0.037	$156,787.5	$20.19

1 Estimated solely for purposed of calculating the registration fee under Rule 457(a) and (o) of the Securities Act. This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

1 Estimated in accordance with Rule 457(o) solely for the purposes of computing the amount of the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING, PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED April 3, 2015

TeleHealthCare, Inc.

4,181,000 SHARES

COMMON STOCK

This prospectus relates to the offer and sale from time to time of up to 4,181,000 shares of our common stock that are held by the stockholders named in the “Principal and Selling Stockholders” section of this prospectus. The prices at which the selling stockholders will sell their shares of common stock is at a price of $0.037 per share . We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

TeleHealthCare, Inc. (“TeleHealthCare,” “Company,” “we,” or “us.”) is an development stage company with no financial resources or known source of equity or debt financing, and our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the period ended September 30, 2014 that states that Company losses from operations raise substantial doubt about our ability to continue as a going concern. Our shareholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is an illiquid investment.

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act. We will continue to be an emerging growth company until: (i) the last day of our fiscal year during which we had total annual gross revenues of $1,000,000,000 or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a large accelerated filer, as defined in Section 12b-2 of the Exchange Act.

We are not a blank check company and our business plan does not include engaging in a merger or acquisition with an unidentified company, companies, entity, or person.

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE "RISK FACTORS" BEGINNING AT PAGE 8.

We are considered a "shell company" under applicable securities rules and subject to additional regulatory requirements as a result, including the inability of our shareholders to sell our shares in reliance on Rule 144 promulgated pursuant to the Securities Act of 1933, as well as our inability to register our securities on Form S-8 (an abbreviated registration process). Accordingly, investors should consider our shares to be significantly risky and illiquid investments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is ____________, 2015.

PROSPECTUS SUMMARY

About TeleHealthCare, Inc.

TeleHealthCare, Inc., a Wyoming corporation, (“TeleHealthCare” “Company” “we,” “us,” or “our” “THC”) was incorporated on December 10, 2012. TeleHealthCare develops platforms in the telehealth industry. Its first platform the Company developed is called CarePanda. Currently, CarePanda set up as a division of TeleHealthCare. CarePanda is an online software that helps people, family members and caregivers manage, share and control their own, their family's or their customers healthcare information. CarePanda links people and healthcare information together at the point of care and works on multiple platforms including Internet enabled devices and mobile phones. The Company develops similar platforms as private label portals for clients.

CarePanda is easy to use and has unique tools and features such as online document library, fax services and text messaging and is not dependent on electronic transfer of health information. CarePanda looks beyond healthcare and focuses on tools that help people manage their lives and care for others including, contact lists, medication lists, home inventory, emergency planning, medical bill management and many other features.

CarePanda has completed the initial BETA of the product and is gathering feedback from potential users. In early review the system requires additional development, specifically on the design, ease of use of the application and the unified communication tools.

CarePanda is in the process of redeveloping key features and the goal is to re-introduce the product to BETA customers and industry experts at key healthcare institutions later this year.

After the completion of this offering we plan to launch a market ready product on multiple platforms (mobile, iPAD, iPhone, etc) and to create a multi-level system that can easily be co-branded or private labeled.

It is expected to take three to four months to complete user testing. Based on user testing, new design and product features will be added to the CarePanda platform. This will involve designing the new features, updating the database and developing new code for the new features. It will also involve updating the user interface and design of the software. Based on these changes, it is expected a market ready version of the platform will be completed in approximately six to seven months.

The Offering

Common stock offered	4,181,000 shares by the selling stockholders

Common stock outstanding before this offering	50,416,000 shares

Common stock to be outstanding after this offering	50,416,000 shares

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. See “Use of Proceeds.”

Proposed OTC symbol	“THCI”

Risk Factors	See “Risk Factors” beginning on page 8 for a discussion of factors that you should consider carefully before deciding to purchase our common stock.

Summary Financial Data

In the table below, we provide you with our historical summary financial data for the year ended September 30, 2014 and 2013. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

Balance Sheet Data:	December 31, 2014	September 30, 2014
	(Unaudited)	(Audited)

Current assets	$106,747	$81,805
Total assets	$194,247	$169,305

Current liabilities	$149,350	$113,170

Stockholders’ equity	$44,897	$56,135

Operating Statement Data:	Quarter Ended December 31,
	(Unaudited)	(Unaudited)
	2014	2013
Net revenues	$17,500	$—
Operating expenses	$32,433	$3,006
Net loss	$15,613	$3,686
Net loss per common share basic and diluted	$(0.00)	$(0.00)
Weighted average number of shares outstanding – basic and diluted	49,891,000	45,000,000

	Years Ended September 30,
Balance Sheet Data:	2014	2013
	(Audited)

Current assets	$81,805	$25,881
Total assets	$169,305	$25,881

Current liabilities	$113,170	$59,520

Stockholders’ equity / (deficit)	$56,135	$(33,639)

Operating Statement Data:
	Year Ended September 30, 2014	Period from December 10, 2012 to September 30, 2013
Net revenues	$—	$—
Operating expenses	$12,302	$37,620
Net loss	$15,001	$38,639
Net loss per common share basic and diluted	$(0.00)	$(0.00)
Weighted average number of shares outstanding – basic and diluted	45,719,178	45,000,000

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements regarding proposed new services; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

·	our failure to implement our business plan within the time period we originally planned to accomplish; and

·	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risk were to occur, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.

Risks Related to the Business

TeleHealthCare has minimal financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

TeleHealthCare is an early stage company and has minimal financial resources. We had a cash balance of $81,805 as of September 30, 2014. We have working capital deficit of $31,365 and a stockholders’ equity of $56,135 at September 30, 2014. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the period ended September 30, 2014 that states that Company losses from operations raise substantial doubt about its ability to continue as a going concern. We may seek additional financing beyond the amounts that may be received from this offering. The financing sought may be in the form of equity or debt financing from various sources as yet unidentified. No assurances can be given that we will generate sufficient revenue or obtain the necessary financing to continue as a going concern.

Our current resources and source of funds, which primarily consist of our fundraising and debt are sufficient to keep our business operations functioning for the next twelve months. We do not have a formal agreement with our president and chief executive officer to fund the Company’s working capital needs; however our president and chief executive officer’s current plan is to do the majority of the work on his own without cash compensation while he seeks other sources of funding. The Company has started the development of an initial design and framework of its proposed CaraPanda portal platform, as well as through the efforts of a software development firm which the Company has been working with on an as “needed basis.”  We currently spend on average between $5,000 and $15,000 per month in operational expenses not related to this offering. We have generated minimal revenues from our business, and our expenses will be accrued and deferred until sufficient financing is obtained or our president and chief executive officer or others who know our president and chief executive officer loans the necessary funds to pay for these expenses. No assurances can be given that we will be able to receive funds from our president and chief executive officer or others to continue our operations beyond a month-to-month basis.

TeleHealthCare is and will continue to be completely dependent on the services of our president, chief financial officer, and vice president of sales, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

TeleHealthCare’s operations and business strategy are completely dependent upon the knowledge and business connections of Messrs. Donahue, Hoshor and Folsom our officers. They are under no contractual obligation to remain employed by us. If any should choose to leave us for any reason or becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this prospectus. We will likely fail without the services of our officers or an appropriate replacement(s).

We intend to acquire key-man life insurance on the life of Mr. Hoshor naming us as the beneficiary when and if we obtain the resources to do so and if he is insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

Messrs. Donahue, Hoshor and Folsom current employment does not limit or restrict them from being involved with our Company, and their employment allows them the flexibility to provide at least 20 hours per week to our Company.

Because we have only recently commenced business operations, we face a high risk of business failure.

The Company was formed in December 2012. All of our efforts to date have related to developing our business plan and beginning business activities. Through September 30, 2014, we had no material operating revenues. We face a high risk of business failure. The likelihood of the success of the Company must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of new businesses and the competitive environment in which the Company will operate. There can be no assurance that future revenues will occur or be significant enough or that we will be able to sell its products and services at a profit, if at all. Future revenues and/or profits, if any, will depend on many various factors, including, but not limited to both initial and continued market acceptance of the Company’s website and the successful implementation of its planned growth strategy.

The Company has commenced internally developing our telehealth portal. In the early stages of our operations, we will continue to keep costs to a minimum. The cost to develop our business plan as currently outlined may be in excess of $1,000,000. We will need additional funds to market our website. If we are unable to obtain adequate funding or financing, the Company faces the ultimate likelihood of business failure. There are no assurances that we will be able to raise any funds or establish any financing program for the Company’s growth.

We may not have or ever have the resources or ability to implement and manage growth strategy.

Although the Company expects to experience growth based on being able to implement its business plan, actual operations may never occur because the business plan may never be implemented because of lack of funds to do so. If the Company’s business plan and growth strategy are implemented, of which no assurances can be given, a significant strain on the Company’s management, operating systems and/or financial resources will be imposed. Failure by the Company’s management to manage this growth, if it occurs, or unexpected difficulties encountered during growth, could have a material adverse impact on the Company’s results of operations or financial condition.

The Company’s ability to operate profitably will depend upon a number of factors, including (i) identifying distribution channels, (ii) generating sufficient funds from our then existing operations or obtaining third-party financing or additional capital, (iii) the Company’s management team and its financial and accounting controls and (iv) staffing, training and retaining of skilled personnel, if any at all. Certain of these factors will be beyond the Company’s control and may be adversely affected by the economy or actions taken by competing companies. There can be no assurance that the Company will be able to execute and manage a growth strategy effectively or at all.

We may not be successful in hiring technical personnel because of the competitive market for qualified technical people.

The Company's future success depends largely on its ability to attract, hire, train and retain highly qualified technical personnel to provide the Company's services. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully and to differentiate itself from its competition. The Company's results of operations and growth prospects could be materially adversely affected if the Company were unable to attract, hire, train and retain such qualified technical personnel.

Our reliance on referrals from outside contacts to develop business may not be effective.

The Company initially will rely on our vice president of sales, Mr. Folsom and our chief financial officer, Mr. Hoshor, for a majority of its leads and believes that independent outside sales reps will also be an important source of sales referrals in the foreseeable future. However, as is typical within the industry, there are no contractual requirements that an outside sales person use or recommend the Company. We currently have no contracts or agreements in place with any outside sales professional. No assurances can be given that using independent outside sales reps will result in any meaningful numbers of sales leads or referrals.

We will face competition from companies with significantly greater resources and name recognition.

The markets in which the Company will operate are characterized by intense competition from several types of solution and technical service providers. The Company expects to face further competition from new market entrants and possible alliances among competitors in the future as the convergence of information processing and telecommunications continues. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources to the development, marketing and sales of their services than the Company. There can be no assurance that the Company will be able to compete successfully. In addition, the Company will be faced with numerous competitors, both strategic and financial, in attempting to obtain competitive products. Many actual and potential competitors we believe are part of much larger companies with substantially greater financial, marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against any of its future competitors.

There are significant potential conflicts of interest.

Our personnel will be required to commit substantial time to our affairs and, accordingly, these individual(s) (particularly Messrs. Donahue, Hoshor and Folsom) may have conflicts of interest in allocating management time among various business activities. In the course of other business activities, certain key personnel (particularly our president and chief executive officer) may become aware of business opportunities which may be appropriate for presentation to us, as well as other entities with which they are affiliated. As such, there may be conflicts of interest in determining to which entity a particular business opportunity should be presented.

The Company has policies in place regarding the manner in which management will resolve these types of conflicts of interest. These policies relate how to deal with conflicts of interest as they relate to outside board memberships, outside business interests, outside investments, outside employment and outside business relationships. In general, the personnel should disclose these conflicts to management or other board members. The decisions as relates to the conflict should be made by the disinterested board of directors. Specifically our code of ethics addresses these conflicts in more detail.

We cannot provide assurances that our efforts and policies to eliminate the potential impact of conflicts of interest will be effective.

Following the effective date of our Registration Statement, of which this prospectus is a part, we will be subject to the periodic reporting requirements of Section 15(d) of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major effect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from any new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

-	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

-	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

-	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Currently, the Company is not be required to provide an assessment of the effectiveness of our internal controls over financial reporting until our second annual report after our initial public offering and that an auditor attestation of management's evaluation of effectiveness of the internal controls is not required as long as we are an emerging growth company and/or a smaller reporting company.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will have to comply with numerous financial reporting and legal requirements, including those pertaining to audits, quarterly reporting and internal controls. The costs of this compliance could be significant. If our revenues are insufficient, and/or we cannot satisfy many of these costs through the issuance of our shares, we may be unable to satisfy these costs through the normal course of business which would result in our being unable to continue as a going concern.

Having only three director limits our ability to establish effective independent corporate governance procedures and increases the control of our president and chief executive officer.

We have three directors director who also serves as our president, chief executive officer, and chief financial officer. Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues.

Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our president and chief financial officer’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

 Our business venture is subject to a high risk of failure.

Our business relies on a platform that manages health records is at a very early stage and is subject to a high risk of failure. In order to establish commercial viability, we will have to acquire a large customer base. There can be no assurances that we will be able to do so.

We are uncertain of our ability to protect the information.

We rely on trade secrets, know-how and continuing knowledge to achieve and thereafter maintain a competitive advantage with respect to our platform that manages health records. Although we have entered into and we intend to enter into confidentiality and invention agreements with employees, consultants, certain potential customers and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

Our failure to develop our limited marketing capabilities would have a material adverse effect on our business.

We have limited marketing capabilities and resources to expend on marketing our platform that manages health records. In order to achieve market penetration we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our health records platform and ancillary products. Our ability to penetrate the market and build our customer base will be substantially dependent on our marketing efforts. No assurance can be given that we will succeed. Our failure to successfully develop our marketing capabilities, both internally and through third-party joint ventures, would have a material adverse effect on our business, operating results and financial condition.

Risks Related to Our Common Stock

Because we have nominal assets and no revenue, we are considered a "shell company" and will be subject to more stringent reporting requirements.

The Securities and Exchange Commission ("SEC") adopted Rule 405 of the Securities Act and Exchange Act Rule 12b-2 which defines a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets. Our balance sheet reflects that we have no cash or any other tangible asset and, therefore, we are defined as a shell company. The new rules prohibit shell companies from using a Form S-8 to register securities pursuant to employee compensation plans. However, the new rules do not prevent us from registering securities pursuant to S-1 registration statements. Additionally, the new rule regarding Form 8-K requires shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company. If an acquisition is undertaken (of which we have no current intention of doing), we must file a current report on Form 8-K containing the information required pursuant to Regulation S-K within four business days following completion of the transaction together with financial information of the acquired entity. In order to assist the SEC in the identification of shell companies, we are also required to check a box on Form 10-Q and Form 10-K indicating that we are a shellcompany. To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company. The SEC adopted a new Rule 144 effective February 15, 2008, which makes resales of restricted securities by shareholders of a shell company more difficult. Resales of our securities are not permitted under Rule 144(i) until 12 months after we are no longer considered a shell company.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of future financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (200,000,000) shares but unissued (150,109,000) shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, further dilute common stock book value, and that dilution may be material.

The interests of shareholders may be hurt because we can issue shares of our common stock to individuals or entities that support existing management with such issuances serving to enhance existing management’s ability to maintain control of our company.

Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Our ability to issue shares without shareholder approval serves to enhance existing management’s ability to maintain control of our company.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. We have not found a market maker. There can be no assurance that we will find a market maker willing to file an application with FINRA on our behalf and if we do that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether

(i)	any market for our shares will develop;

(ii)	the prices at which our common stock will trade; or

(iii)	the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

If we become able to have our shares of common stock quoted on the OTCQB and/or OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCQB/OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all companies on the OTCQB and OTCBB. What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCQB or OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions. See “Plan of Distribution” and Risk Factor #22 below.

If we were designated a shell your ability to resell your shares would be limited.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which have become effective on August 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. The Form 10 information or disclosure is equivalent to the information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under amended Rule 144, restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met:

1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act. To the extent the Company is designated a shell, you would be unable to sell your shares under Rule 144.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCQB/OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

-	the basis on which the broker or dealer made the suitability determination, and

-	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

-	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

-	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

-	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by sales persons;

-	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

-	Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

The ability of chairman to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Upon the completion of this offering, Chairman and treasurer, Mr. Hoshor will beneficially own an aggregate of 80.17% of our outstanding common stock. Because of his beneficial stock ownership, Mr. Hoshor will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of Mr. Hoshor may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by Mr. Hoshor. This level of control may also have an adverse impact on the market value of our shares because Mr. Hoshor may institute or undertake transactions, policies or programs that may result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

All of our presently issued and outstanding common shares are restricted under Rule 144 of the Securities Act, as amended. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently outstanding shares of common stock (50,416,000 shares) are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144 provides in essence that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six (6) months if purchased from a reporting issuer or twelve (12) months (as is the case herein) if purchased from a non-reporting Company, may, under certain conditions, sell all or any of his shares without volume limitation, in brokerage transactions. Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock every three months. As a result of revisions to Rule 144 which became effective on August 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors (currently three persons) are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. In the event during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8-A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file such periodic reports with the SEC and access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders as proscribed by the Exchange Act, as amended.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that access to information regarding our business and operations will be limited. However, we plan to voluntarily continue reporting in the absence of an SEC reporting obligation.

We are an emerging growth company within the meaning of the Securities Act, and as a consequence of taking advantage of certain exemptions from reporting requirements that are available to emerging growth companies, our financial statements may not be comparable to companies that comply with public company effective dates.

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Section 107 of the Jumpstart Our Business Startups Act, we may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of the extended transition period for complying with new or revised accounting standards applicable to public companies to delay adoption of such standards until such standards are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders. The proceeds from the sale of each selling stockholder’s common stock will belong to that selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares of our common stock at a price of $0.037 per share . The offering price of $0.037 per share was established by our board of directors based on the estimated value of our Common Stock only from past offerings and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

The shares to be sold by the selling stockholders are shares of our common stock that are currently issued and outstanding.  Accordingly, there will be no price dilution to our existing shareholders or purchasers of such shares. Sales of the shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

The following table identifies the selling stockholders, as of April 3, 2015, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the selling stockholder, (ii) the number of common shares that may be offered for the selling stockholder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the selling stockholders assuming the sale of all of the common shares covered hereby by the selling stockholders.  The term "beneficially owned" means common shares owned or that may be acquired within 60 days.  The number of common shares outstanding for purposes of determining beneficial ownership as of April 3, 2015, was 50,416,000.  The number and percentages set forth below under "Shares Beneficially Owned After Offering" assumes that all offered shares are sold.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

Except as described below, no selling stockholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. The Common Stock to be sold by the selling stockholders was issued in private placement transactions exempt from registration under the Securities Act in 2014.

None of the selling shareholders are broker-dealers or affiliates of broker dealers.

					Beneficial Ownership of Common Stock After Offering
Name		Beneficial Ownership of Stock Before Offering - Number of Shares	% of Class	Shares of Common Stock Registered Hereby	No. (1)	% of Class

Just Appraisals, Inc (3)		8,000	*	8,000	-	*
Sean	Clarke	100,000	*	100,000	-	*
Ksenia	Borlan	20,000	*	20,000	-	*
Craig	McMillan	40,000	*	40,000	-	*
Suha	Tillman	10,000	*	10,000	-	*
Paul B.	Matthews	500,000	*	500,000	-	*
Joshua C.	Smith	10,000	*	10,000	-	*
Anderson Hinsch, Trustee of the Anderson Muir Hinsch Declaration of Trust Dated July 12, 2003		200,000	*	200,000	-	*
Mark & Cindy	Ontiveros	10,000	*	10,000	-	*
Thomas	Chen	200,000	*	200,000	-	*
Joseph	Sai	200,000	*	200,000	-	*
SkillSet Group, LLC (4)		5,000	*	5,000	-	*
Glen	LaPalme	20,000	*	20,000	-	*
Jeffrey	Hoss	60,000	*	60,000	-	*
Fredrick	Pieracci	6,000	*	6,000	-	*
Wendy	Polanco	10,000	*	10,000	-	*
Charles P.	Brunson	20,000	*	20,000	-	*
Charlie	McCall	4,000	*	4,000	-	*
David	Wilson	4,000	*	4,000	-	*
Max	Wilson	16,000	*	16,000	-	*
Matthew J	Parsons	4,000	*	4,000	-	*
Brian David	Robbins	4,000	*	4,000	-	*
Veritas Surgical, LLC (5)		40,000	*	40,000	-	*
Julie J	Payne	14,000	*	14,000	-	*
Malachi	Grieves	16,000	*	16,000	-	*
Sam	Dabbas	20,000	*	20,000	-	*
Patricia	Calo	40,000	*	40,000	-	*
HLM Journey, Inc. (6)		80,000	*	80,000	-	*
Kevin	Peterson	6,000	*	6,000	-	*
Aaron	Lowenstein	10,000	*	10,000	-	*
Paul	Mehl	4,000	*	4,000	-	*
MD Capital Advisors, Inc. (7)		2,500,000	4.96%	2,500,000	-	*

	Total	4,181,000		4,181,000	-

* indicates less than one percent.

1)	Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the Selling Shareholder. Excludes additional shares of common stock which the Selling Shareholder may acquire from time to time subsequent to the date of this prospectus.
2)	We sold 1,681,000 shares of common stock at a purchase price of $0.025 per share to various outside investors in a private placement transaction which was completed on September 30, 2014.
3)	Just Appraisals is controlled by Matt Just.
4)	SkillSet Group, LLC is controlled by Clint Armstrong.
5)	Veritas Sugical, LLC is controlled by Scott Sherman
6)	HLM Journey, Inc. is controlled by Brian Jensen
(7)	MD Capital Advisors, Inc. is controlled by Derek Cahill

PLAN OF DISTRIBUTION

We are registering certain outstanding shares of our common stock to permit the resale of these shares of our common stock by the holders of the outstanding shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. We will bear all fees and expenses incident to the registration statement of which this prospectus is a part.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock will be sold a price of $0.037 per share. These sales may be effected in transactions, which may involve crosses or block transactions:

·	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

·	in the over-the-counter market;

·	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

·	through the writing of options, whether such options are listed on an options exchange or otherwise;

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	short sales;

·	sales pursuant to Rule 144;

·	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

All selling stockholders are deemed underwriters and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus is a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock estimated to be approximately $55,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

DESCRIPTION OF REGISTRANT’S SECURITIES

As of April 3, 2015, our authorized capital stock consisted of:

·	200,000,000 shares of common stock, par value $0.001 per share; and

As of April 3, 2015, there were outstanding:

·	50,416,000 shares of common stock held by 38 stockholders of record.

Common Stock

Dividend Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, as amended, which means that the holders of a plurality of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Transfer Agent

The Transfer Agent for our common stock is Issuer Direct Corporation, 500 Perimeter Park Dr, Suite D

Morrisville, NC 27560. Its telephone number is 919-481-4000.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by TAAD, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The validity of the shares of common stock offered by the selling stockholders will be passed upon by Logan Law Firm PLC

DESCRIPTION OF BUSINESS

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act. We will continue to be an emerging growth company until: (i) the last day of our fiscal year during which we had total annual gross revenues of $1,000,000,000 or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a large accelerated filer, as defined in Section 12b-2 of the Exchange Act.

As an emerging growth company, we are exempt from:

·	Sections 14A(a) and (b) of the Exchange Act, which require companies to hold stockholder advisory votes on executive compensation and golden parachute compensation;

·	The requirement to provide, in any registration statement, periodic report or other report to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”), certain modified executive compensation disclosure under Item 402 of Regulation S-K or selected financial data under Item 301 of Regulation S-K for any period before the earliest audited period presented in our initial registration statement;

·	Compliance with new or revised accounting standards until those standards are applicable to private companies;

·	The requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002 to provide auditor attestation of our internal controls and procedures; and

·	Any Public Company Accounting Oversight Board (“PCAOB”) rules regarding mandatory audit firm rotation or an expanded auditor report, and any other PCAOB rules subsequently adopted unless the Commission determines the new rules are necessary for protecting the public.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the Jumpstart Our Business Startups Act.

We are also a smaller reporting company as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are not required to provide selected financial data pursuant to Item 301 of Regulation S-K, nor are we required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. We are also permitted to provide certain modified executive compensation disclosure under Item 402 of Regulation S-K.

The Company

TeleHealthCare, Inc., a Wyoming corporation, was incorporated on December 10, 2012. TeleHealthCare develops telehealth platforms. TeleHealthCare develops platforms in the telehealth industry. Its first platform the Company developed is called CarePanda. Currently, CarePanda set up as a division of TeleHealthCare. CarePanda is an online software that helps people, family members and caregivers manage, share and control their own, their family's or their customers healthcare information. CarePanda links people and healthcare information together at the point of care and works on multiple platforms including Internet enabled devices and mobile phones. The Company plans to develop similar platforms for clients.

CarePanda looks beyond healthcare and focuses on tools that help people manage their lives and care for others including, contact lists, medication lists, home inventory, emergency planning, medical bill management and many other features. CarePanda helps the management of people’s information and the ability to track and manage healthcare through changes in healthcare regulations, socio-demographics of an aging population, growing shortage of healthcare workers and impact of "Obama Care".

The Company develops similar platforms as private label portals for clients. We currently have one client. We are paid by the client as we reach milestones.

CarePanda has completed the initial BETA of the product and is gathering feedback from potential users. In early review the system requires additional development, specifically on the design, ease of use of the application and the unified communication tools.

CarePanda is in the process of redeveloping key features and the goal is to re-introduce the product to BETA customers and industry experts at key healthcare institutions later this year.

After the completion of this offering we plan to launch a market ready product on multiple platforms (mobile, iPAD, iPhone, etc) and to create a multi-level system that can easily be co-branded or private labeled.

It is expected to take three to four months to complete user testing. Based on user testing, new design and product features will be added to the CarePanda platform. This will involve designing the new features, updating the database and developing new code for the new features. It will also involve updating the user interface and design of the software. Based on these changes, it is expected a market ready version of the platform will be completed in approximately six to seven months.

Our Market

Healthcare Ecosystem

The healthcare ecosystem is undergoing major changes. This includes:

•	New regulatory changes with “Obama Care”
•	Aging population
•	Increasing healthcare costs
•	Growing shortage of healthcare resources
•	Source of healthcare provisioning is changing (e.g., retail health e)
•	Quality of care is becoming more important
•	More technology and more people are being added to the system
•	Smart devices, tablets, phones and WiFi devices make it easier to monitor and collect healthcare information.

Millions of Americans have at least one chronic care condition. Anyone who has a loved one with a chronic condition or extended healthcare issue knows the difficulty of managing, monitoring and communicating their care between family members, caregivers and other medical providers.

Problem for Consumers - You Own Your Healthcare Record

Under new medical guidelines consumers now own their own healthcare record which presents several challenges:

  How will you collect and manage your healthcare information?
  How will you access it?
  How will you share it with family members or caregivers?
  How will you secure it?

CarePanda will attempt to make it easy for family’s to collect health information anywhere and everywhere they go via mobile phone, iPAD, computer, fax, email or Internet kiosk. In addition, CarePanda will make it easy to capture the information customers need, store it for future reference and share it with others including family members, caregivers, medical professionals, legal, other family members and more.

CarePanda works by a customer creating an online account and entering their healthcare information into online forms or uploading their medical information documents into their online account. Information and documents can be shared by email, fax or text message based on the customer settings to family members, caregivers or other medical providers.

CarePanda will provide a comprehensive healthcare information management (HIM), service to customer. By designing and developing our service to be a low-cost, easy-to-use application that is delivered through a standard Web browser, we substantially reduce many of the traditional processes and complexities of managing your healthcare information.

Our service will help customers more effectively manage their healthcare information. We intend to market our service on a subscription basis, primarily through our direct sales efforts and also indirectly through partners.

The pervasiveness of the Internet, along with the increase in adoption of smart phones and tablet devices will make it easier for users to track and manage information. TeleHealthCare

Cloud application services enable businesses to subscribe to a wide variety of application services that are developed specifically for, and delivered over, the Internet on an as-needed basis with little or no implementation services required and without the need to install software.

Existing Problem for Business – Regulations

As part the new HITECH Act and American Recovery and Reinvestment Act (“ARRA”), healthcare providers are incentivized to implement electronic health records and to meet “Meaningful Use Guidelines” (“MUGs”). It is not mandatory that the healthcare providers meet these requirements but penalties will begin in 2015.

Under these guidelines, CarePanda helps healthcare providers meet the following MUGs:

Patient Discharge Meaningful Use Guideline (“MUG”)

Healthcare provide must provide information to patient including “compliance issues, dietary advice, follow-up monitoring, and information about the potential for adverse drug reactions & interactions including when and when not to call a doctor”

Patient Rights MUG

Healthcare providers must “Provide patients and families with timely access to data, knowledge, and tools to make informed decisions and to manage their health”

Transition Requirements MUG

Healthcare providers must provide electronic health information “During transition of patient care…” and make sure that information is communicated to family or other care taker.

HIPAA - Privacy & Security Compliance

HIPAA or Healthcare Insurance Portability and Accountability Act is existing legislation that requires healthcare providers to keep healthcare information confidential. Several large institutions have been fined significantly for not protecting the healthcare privacy of their patients.

Our Solution

CaraPanda will put you in control of your healthcare information and bridges the gap between healthcare providers and family members. CarePanda works like a smart dashboard and can easily collect information and automatically alert you, family members or caregivers about specific healthcare changes or issues. CarePanda helps you manage the care of others even when you're not there.

For example, in a situation where an individual is discharged from a hospital and transported to an assisted living facility. CarePanda provides the tools that allow the individual and other family members to receive an update from the time the individual is discharged from the hospital to each time a caregiver visits the individual in the assisted living facility. CarePanda also has the ability for individuals and other family members to update or add notes to the individual’s account from their mobile phone or iPAD as well as maintain a list of the individual’s personal belongings and online files of her medical directives.

Managing care can be a daunting task including prescriptions, medical bills, caregiver schedules, lab results, physician office visits, medical equipment, insurance, Medicare and more! CarePanda allows clients to manage and monitor care regardless of where they are or what they are doing that day. By using CarePanda, families free up valuable time, can make more informed healthcare decisions and can be reassured that someone is able to manage care even on the days they are not available. It also allows customers to receive email alerts or even give permissions to caregivers or staff at the assisted living center to update status, send mobile pictures or fax bills directly into their CarePanda account.

CarePanda is also a critical tool for hospitals, nursing homes and other healthcare facilities to help them document and comply with an increasing array of regulations. Representatives from these facilities have been involved in the development of the CarePanda platform and view a co-branded or private label version of CarePanda as a key tool in meeting compliance requirements. Facilities would use CarePanda to improve the patient discharge process and extend their brand into the community.

BUSINESS MODEL & MARKET OPPORTUNITIES

CarePanda has a large target market focused on three (3) major revenue opportunities.

1)	B2C - Business to Consumer Model.

Consumer model allows families to sign up for free and purchase monthly add-on services. Target markets are caregivers, snowbirds, court appointed care and families with loved ones having a chronic condition.

2)	B2B - Business to Business Model.

CarePanda will license and create recurring revenue by co-branding with hospitals, medical groups, assisted living centers, skilled nursing facilities and other medical providers. There is significant awareness and concern among providers of how they are going to solve regulatory changes. Hospitals alone estimate regulatory changes will cost between $50 million to $100 million dollars for each facility. CarePanda solves this problem by creating a cost effective tool that will be utilized by staff at the point of patient discharge. There are approximately 6,000 hospitals, 34.9 million hospital discharges per year, 102 million outpatient visits per year, over 1 million residents in 33,000 assisted living centers and over 1.8 million skilled nursing rooms in the United States.

3)	OEM - Private Label Licensing Model.

Initial focus is on the B2C and B2B models. In the future CarePanda will license and provide private label solution for companies who want to create a new revenue model based on their brand and extension of their existing services. Examples include home healthcare providers, retail, medical device companies, insurance companies, self insured employers, TPAs, tele-healthcare providers, schools, universities, non-government organizations (NGOs) such as the YMCA and electronic health record (EHR) companies. CarePanda has already been approached by one of the nation’s largest hearing aid manufacturers to private label a tool for their audiology clinics.

CarePanda will address the market at the point of care through industry relationships and regulatory pressures being put on hospitals and nursing homes. Market share will be driven by several factors:

•	Being first to market
•	Leveraging key industry contacts
•	Accessibility of CarePanda on multiple platforms

CURRENT STATUS

CarePanda has completed the initial BETA of the product and is gathering feedback from potential customers. In early review the system requires additional development, specifically on the design, ease of use of the application and the unified communication tools.

CarePanda is in the process of redeveloping key features and the goal is to re-introduce the product to BETA customers and industry experts at key healthcare institutions later this year.

After the completion of this offering we plan to launch a market ready product on multiple platforms (mobile, iPAD, iPhone, etc) and to create a multi-level system that can easily be co-branded or private labeled.

It is expected to take three to four months to complete user testing. Based on user testing, new design and product features will be added to the CarePanda platform. This will involve designing the new features, updating the database and developing new code for the new features. It will also involve updating the user interface and design of the software. Based on these changes, it is expected a market ready version of the platform will be completed in approximately six to seven months.

PRODUCT DETAILS

•	Easy to use “Centers” make it easy for people to track, manage and centralize multiple sets of information
o	Family Center – family management
o	Health Center – personal health records, HIPAA
o	Legal Center – legal documents and information
o	Finance Center –medical and insurance billing / management
o	House & Home Center – home inventory, home monitoring

•	Unified communications
o	Each person is assigned an unique number and can receive information by email, text message, voice mail (speech to text) or fax.

•	“Opt In / Opt Out” multi-user security
o	You determine who has access to your CarePanda data by sending them an email.
o	You always see who can access to your data and who’s data you can view or edit on every page.
•	View 1 / View Many feature
o	On every page you can view your data, other “opt in” users data or all data.
o	Example, caregiver: on the calendar page or to-do-list page or medication page they can view individual or all users data on one page to better manage their services.

•	CompareCare Feature – Save Money & Improve Life (Augmented Content)
o	Each page CarePanda allows you to compare data to other users on CarePanda site or compare yourself to local, county, state or national data.
▪	Doctors name – is he/she State Certified, have AMA number? Board certified? School?
▪	Medical bill cost comparison and validation (improper billing codes, over-billing, negotiation lower rates…)
▪	Medications - on medication page you see recent news on drug, FDA link and drug recalls
▪	Allergies = # of people on CarePanda who have same allergy, prevalence by city, state, etc.
▪	Maps and directions for addresses
▪	Emergency Info page automatically includes 911 and Poison Control, etc. Link to CPR instructions…

o	CompareCare Private Label / OEM
      Licensed organizations can setup a Private Label version of CarePanda that allows them to use the ComapreCare just to compare and view data between their users. For example, a large company like Ford Motors can setup a Private Label version of CarePanda and have statistics compare and link users data for Allergy information, Chronic Diseases, etc.

•	Integrated Alerts & Reminders
o	Each CarePanda page allows you to receive alerts by email or text message.
o	Reminders – Daily Reminder or Weekly

•	Integrated Log and Journal
o	Integrated log on each page let’s track and manage activities on a daily basis similar to a daily journal.

•	Audit Trail
o	Each page and record has a create date, created by, last modified date and modified by
o	Each page and record has a history that can be viewed by feature (log page of all changes highlighted) – Page History Log
•	Transition of Care
o	During a major medical condition create a “transition of care” list that tracks patient from facility to facility (ambulance, hospital, outpatient, acute care, assisted living, home)…

•	Technology Value-Add
o	Highly secure
o	Security and audit trail of all of your information.
o	Last login date, last time people viewed your data and on what page.
o	Centralized location for family and healthcare information
o	Audit trail of all transactions
o	Opt In / Opt Out data access
o	HIPAA compliance management
o	Integrated eDocument Signing / Online Document Signing
o	Home monitoring via video over IP (low cost video monitoring for up to 4 months)

•	Medical Dictionary
  Online medical dictionary in family terms…

•	24/7 Chat and Phone Support
o	Services: Medical record retrieval service, telehealth service,

•	Integrated Notes on each Page
o	Running blog at bottom of each page to leave notes and have discussion thread.

*********************************************

Main B2C Solutions:

  You – managing daily family care and tasks
  Family Care in Assisted Living Centers – Grandma & Grandpa, parents or special needs children
  Court Appointed Care – custody cases, divorce court, etc.
  Snow Birds – Traveling from one location to another

Main B2B Solutions:

  Transition of Care solutions / CMS reimbursement
  Retail Health
  Hospital / Medical Group - OEM / Private Label
  Assisted Living Centers
  Home Healthcare Providers
  TPAs
  Schools

CarePanda is an online family planner and healthcare organizer software that allows Website Users (“Users”) to securely track and manage family and healthcare information (collectively the “Website” or “CarePanda”).

CarePanda is divided up into Centers including:

  My Account Center
  Family Center
  Health Center
  Legal Center
  Finance Center
  House & Home Center

Each Center provides Online Forms to track and manage data and content including family information, health information, legal information, finance information and house and home information. Online Forms include data tables, input tables, reports, calendar views, field views, reference materials, dictionary content, notes, blogs, guides, documents, images, PDF files, faxes, emails, text messages and other online displays of data tied to specific information for each Center.

Online Forms can be searched, sorted or filtered by the data contained in each Online Form (collectively “Search” or “Filter”)

Website Users (“Users”) are people who have registered for an online account to the CarePanda website and who have permission and control over their CarePanda Website and all the data on each Center on that website. Permission and control includes the ability to create new content, edit content, delete content, allow other users to access their Centers content for each Center and the ability to prevent other users from accessing their Centers content and information. Users can see a complete audit trail of all users on each Online Form and each Center and Opt-In or Opt-Out to view or edit data on any Online Form.

Documents are online documents uploaded, faxed or emailed to an Online Form on the CarePanda Website. Examples include PDF Files, Microsoft Word Documents, Microsoft PowerPoint Documents, Microsoft Excel Documents, Open Office Documents, images, Image files, JPG files, PNG files, GIF files, and other proprietary and non-proprietary document files.

Opt-In Security (“Opt-In”), Opt-Out Security (“Opt-Out”) and Audit Trail Feature (“Audit Trail”):

For each Online Form users have Opt-In and Opt-Out User Security and complete Audit Trail of the information on that page and form:

  Opt In Security lets other users view the data on this page
  Opt In Security lets other users edit the data on this page
  Opt Out Security prevents other users from viewing this page
  Opt Out Security prevents other users from editing this page
  Audit Trail Report showing what users currently can view or edit this page
  Audit Trail Date and Time Stamp showing what data users created or modified last

View/Viewing/View Permissions – A user can only view the data on the Online Form. They cannot add new content, change, edit, modify, delete or change the data in any way for this Online Form.

Edit/Editing/Edit Permissions – A user can view and edit the data on the Online Form. They can add new content, change, edit, modify, delete or change the data on this Online Form.

Audit Trail – AuditTrail is a report that includes the date, time and Opt-In users who currently have View and Edit access to this Online Form. The Audit Trail also shows which users previously had View or Edit access to the Online Form.

HIPAA Compliance – Some sections of the Website require an Opt-In user to meet HIPAA Compliance to access specific users Online Form. HIPAA Compliance information will need to be electronically signed and agreed to by each Opt-In user access HIPAA compliant Online Forms on the CarePanda website.

View One, View Many Feature:

For each Online Form users have the ability to view other user’s data and information using Opt-In Security and Opt-Out Security and Audit Trail Feature via an online drop down box.

Users can select to view their data (“My Data” or “My Information”) or to view other users’ data (“Other User Data”) who have provided Opt-In Audit Trail permissions or to view or all users data (“All Users Data”) on the same Online Forms for all Opt-In Audit Trail permission users’ data including “My Information”.

The View One, View Many Feature allows users to view all family or Opt-In permissible data on the same page without having to search, filter or sort on family or Opt-In permissible data individually or one at a time.

The View One, View Many Feature allows users to edit all family or Opt-In permissible data on the same page without having to search, filter or sort on family or Opt-In permissible data individually or one at a time.

Unified Communications:

For each user on the website, they will be assigned a unique Unified Communications ID which will be used to send and receive information from any Online Form or Feature on the website. The unique Unified Communications ID will allow users and Opt-In users to send a fax, send a text message (from mobile phone or any text enabled website or device) or send email to any users account and Online Form.

Unified Communications will also be used to send and receive information from any Online Form or Feature on the website to import electronic data sets such as a comma-delimited text files, database files, HL7 healthcare files, public data records including Federal and State electronic data sets or other electronic data sets.

Unified Communications will allow CarePanda users to view, edit, manage, send, receive data for Online Forms using mobile devices, hand-held devices and websites.

CompareCare

Each page on the website allows you to compare data to other users on the website and to compare your data to other online or offline data sets including local, county, state or national data sets and reports, industry data sets and reports, publically available data sets and reports and CarePanda licensed data sets and reports.

Examples of CompareCare:

•	When a user puts in a doctors name, CompareCare checks the to see if doctor is State Certified, Board Certified, has a AMA number, where graduated school and also checks available online and offline data sets and reports for other comparative data.
•	When a user enters a medical bill, CompareCare checks to see the cost comparison of Medicare and Medicaid data sets, State Medical Data Sets, Comparison of cost from other users on CarePanda website and Industry available or Industry licensed data sets to compare bill cost to other medical costs, to check bill for improper billing codes, duplicate billing codes or over-billing
•	When a user enters a medication or drug, the user will see how many other users on CarePanda are taking this drug and view recent news from the FDA website on drugs, drug recalls and drug comparisons on generics, pricing, brands, drug formulas and more.
•	When a user enters allergy, users on CarePanda will see how many people in the same city, state or nation who have same allergy and see statistical data and prevalence by ZIP Code, city, county, state or other comparison data.
•	Also see CompareCare Private Label capabilities below (“Private Label”)

Online Form - Alerts and Notifications:

Alerts and Notifications is an integrated feature on each Online Form that are Text Messages, Emails or Automated Phone Calls. CarePanda allows users to set Alerts and Alarms on each Online Form allowing users to receive a Text Message, Email or Automated Phone Call for each activity on an Online Form. Activities for Online Forms include New Data, Edit Data and Deleted Data on each Online Form and New or Updated CompareCare Data and Opt-In User(s) and Opt-Out User(s). Alerts and Notifications can be set to be received immediately, daily, weekly or monthly for each Online Form.

Online Form - Notes:

Notes is an integrated feature on each Online Form that is a data field at the bottom of each Online Form. Notes is text that can be published on any Online Form by any Opt-In user. Notes will collect at the bottom of each Online Form and serve as a blog, discussion group or forum to capture notes or discuss information related to the Online Form. Only Opt-In users can view notes and only Opt In users with edit capability can change or delete a note.

Online Form – Journal:

Journal is an integrated feature on each Online Form that allows users to keep a journal of activities for each Online Form. The Journal includes the ability to track a activity including the date, time, people, user, location, amount, level, create date, create user, modified date, modified user and other Journal related activities for each Online Form. Only users or Opt-In users with edit permissions can use the Journal on each Online Form. Journal Activities are added to a central Journal Online Form which can be viewed in the users My Account Center.

Online Form – Resources:

Resources is an integrated feature on each Online Form that are online data sets publically available on the Internet, print or on CarePanda website that allow users to look-up and reference information about data in their Online Forms. This may include medical dictionaries, drug databases, maps, directions, statistics, tips, resources, websites, phone numbers, databases, lists, and more. Examples include medical dictionary, hospital address list, physician address list, online map with directions, etc.

Online Form – Expenses:

Expenses is an integrated featured on each Online Form that allows users to keep track of expenses and costs related to data on that Online Form. For example Expenses help track the cost of drugs on the Medication Online Form or the cost of a Surgeries, Allergies or Test Results on the corresponding Online Form. Expenses capture the date, time, provider, location, cost, insurance coverage and related expense information. Expenses are captured and totaled by month and year under the Finance Center.

Online Form – Print and Export Features:

CarePanda website allows Users to Print or Export their Online Form data. Each user can print from their online device to a printer of a Online Form, create a downloadable PDF file of a Online Form, download a text, comma-delimited file of a Online Form, email a Online Form, Fax a Online Form or Text Message a Online Form. Print and Export can also be used from within any Search, Sort or Filter.

My Account:

CarePanda website allows users to manage their Account (My Account) online including change passwords, track and manage Opt-In and Opt-Out Security Users, track and manage HIPAA compliance for their healthcare information and keep a complete audit trail of each Online Form, mange Journal entries, Notes and Expenses. Other tools include the ability to set Alerts and Alarms on each Online Form, export data for each Online Form, Compare data with other CarePanda users, etc.

Private Label & Co-Branding:

CarePanda website can be private labeled or co-branded for other companies. This feature allows licensed companies to brand or private label CarePanda website and add their own sponsoring information to the website. Private Label companies can also create closed data sets that let them compare data using the “CompareCare” tools just between their company or organization for users on the CarePanda website.

COMPETITION

There are several healthcare websites that offer personal health records (Google Health, Microsoft Health Vault), diet or health advice (WebMD, Health Grades), healthcare portals (Med Seek) or even caregiver planning websites.

CarePanda is unique and completely different offering from these competitors. CarePanda links people and healthcare information together at the point of care, works on multiple platforms, solves a number of regulatory problems for hospitals and nursing homes and is not dependent on integration with electronic health records.

CarePanda looks at tools and features such as document libraries, fax systems, picture libraries and text messaging that are not dependent on electronic health records and not available on other systems. CarePanda also focuses on tools that help people manage their lives and care including home inventory tracking, emergency planning, medical bill management tools and much more. These unique CarePanda solutions are not available in other competitor systems.

Competitive Comparison

Competitive Company	Key Advantage Over	Key Threat From
Google Health Microsoft Health Vault	CarePanda works on multiple platforms, meets regulatory requirements, provides more features and can be private labeled or co-branded.	Google and Microsoft have extensive resources and funds
WebMD Health Grades MedSeek	CarePanda works on multiple platforms, meets regulatory requirements, provides more features and can be private labeled or co-branded.	WebMD's website could offer similar tools to CarePanda and their Medical Manager product for physicians could be used to create an integrated solution between families and their doctors. MedSeek offers hospital medical portals that could be used to offer similar services as CarePanda
Intuit	CarePanda works on multiple platforms, meets regulatory requirements, provides more features and can be private labeled or co-branded.	Intuit Quicken Medical Expense Manager is a great tool for families to track medical expenses. Intuit could decide to offer similar services.

DESCRIPTION OF PROPERTY

Our corporate offices are provided free of charge by our Karl Hoshor, our Chairman. They are located at 20111 Greeley Rd, Lake Mathews, CA 92570. The phone number is 714-470-4825.

LEGAL PROCEEDINGS

We are not involved in any pending, and have no knowledge of any threatened, litigation, legal proceedings or claims.

MARKET FOR SECURITIES

There is no established public market for our common stock, and a public market may never develop. No market maker has agreed to file an application with FINRA. There can be no assurance as to whether such a market maker will agree to file an application or the market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. Even if our common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

If we become able to have our shares of common stock quoted on the OTCQB and/or OTCBB, we will then try, through a broker-dealer and its’ clearing firm, to become eligible with the DTC to permit our shares to be traded electronically. If an issuer is not “DTC-eligible,” its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCQB and OTCBB), means that shares of a issuer will not be able to be traded (technically the shares can be traded manually between accounts, but this may take days and is not a realistic option for issuers relying on broker-dealers for stock transactions - like all the companies on the OTCQB and OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is however a necessity to efficiently process trades on the OTCQB or OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it may take.

We do not have common stock or equity subject to outstanding options or warrants to purchase or securities convertible into our common stock or equity. Also, 80.17% of our outstanding common stock is held by Mr. Hoshor, Chairman of the Board and CFO (40,000,000). In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we become a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since those shares were acquired from us or an affiliate, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or an affiliate.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

-	1% of the total number of our common shares then outstanding; or

-	The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, then four calendar weeks preceding the date the selling broker receives the sell order) (This condition is not currently available to the Company because its securities do not trade on a recognized exchange).

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which have become effective on August 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. The Form 10 information or disclosure is equivalent to the information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under amended Rule 144, restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company or a company that was at any time previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met:

1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act. As such, all restricted securities presently held by our sole stockholder may not be resold in reliance on Rule 144 until: (1) we file a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC when we cease to be a “shell company”; (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the Form 8-K with the SEC reflecting our status as an entity that is not a “shell company”.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

-	If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

-	If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to:

-	the likelihood of a market for our common shares developing,

-	the liquidity of any such market,

-	the ability of the shareholders to sell the shares, or

-	the prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are an emerging growth company as defined in Section 2(a)(19) of the Securities Act. We will continue to be an emerging growth company until: (i) the last day of our fiscal year during which we had total annual gross revenues of $1,000,000,000 or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a large accelerated filer, as defined in Section 12b-2 of the Exchange Act.

As an emerging growth company, we are exempt from:

·	Sections 14A(a) and (b) of the Exchange Act, which require companies to hold stockholder advisory votes on executive compensation and golden parachute compensation;
·	The requirement to provide, in any registration statement, periodic report or other report to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”), certain modified executive compensation disclosure under Item 402 of Regulation S-K or selected financial data under Item 301 of Regulation S-K for any period before the earliest audited period presented in our initial registration statement;
·	Compliance with new or revised accounting standards until those standards are applicable to private companies;
·	The requirement under Section 404(b) of the Sarbanes-Oxley Act of 2002 to provide auditor attestation of our internal controls and procedures; and
·	Any Public Company Accounting Oversight Board (“PCAOB”) rules regarding mandatory audit firm rotation or an expanded auditor report, and any other PCAOB rules subsequently adopted unless the Commission determines the new rules are necessary for protecting the public.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the Jumpstart Our Business Startups Act.

We are also a smaller reporting company as defined in Rule 12b-2 of the Exchange Act. As a smaller reporting company, we are not required to provide selected financial data pursuant to Item 301 of Regulation S-K, nor are we required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. We are also permitted to provide certain modified executive compensation disclosure under Item 402 of Regulation S-K.

TeleHealthCare, Inc., a Wyoming corporation, (“TeleHealthCare” “Company” “we,” “us,” or “our”) was incorporated on December 10, 2012. Most of the activity through September 30, 2014 involved incorporation efforts, development of our internet portal, mobile applications and preparation for this Offering.

We are a development stage company and have limited financial resources. We have not established a source of equity or debt financing. Our financial statements include a note emphasizing the uncertainty of our ability to remain as a going concern.

Company Overview

TeleHealthCare develops platforms in the telehealth industry. Its first platform the Company developed is called CarePanda. Currently, CarePanda set up as a division of TeleHealthCare. CarePanda is an online software that helps people, family members and caregivers manage, share and control their own, their family's or their customers healthcare information. CarePanda links people and healthcare information together at the point of care and works on multiple platforms including Internet enabled devices and mobile phones. The Company develops similar platforms as private label portals for clients.

CarePanda is easy to use and has unique tools and features such as online document library, fax services and text messaging and is not dependent on electronic transfer of health information. CarePanda looks beyond healthcare and focuses on tools that help people manage their lives and care for others including, contact lists, medication lists, home inventory, emergency planning, medical bill management and many other features.

Product Overview

CarePanda puts you in control of your healthcare information and bridges the gap between healthcare providers and family members. CarePanda works like a smart dashboard and can easily collect information and automatically alert you, family members or caregivers about specific healthcare changes or issues. CarePanda helps you manage the care of others even when you're not there.

Our Plan

Our plan is to focused on three (3) major revenue opportunities.

1)	B2C - Business to Consumer Model. Consumer model allows families to sign up for free and purchase monthly add-on services.
2)	B2B - Business to Business Model.
CarePanda will license and create recurring revenue by co-branding with hospitals, medical groups, assisted living centers, skilled nursing facilities and other medical providers.

3)	OEM - Private Label Licensing Model.
Initial focus is on the B2C and B2B models. In the future CarePanda will license and provide private label solution for companies who want to create a new revenue model based on their brand and extension of their existing services.

The following outlines the steps or stages that we expect to encounter and the necessary funding needed for each stage. Within each stage we have outlined the metrics or performance that we must accomplish as we move forward with our business plan. This should enable the Company to continue as a going concern as long as we are able to seek additional financing on acceptable terms.

Stage One (Months 1 – 3) ($25,000 est. costs)

We have completed our first step of the initial BETA of the product and relied heavily on input and suggestions from BETA customers, advisors, industry experts and prospects from key healthcare institutions.

Stage Two (Months 3 – 5) ($20,000 est. costs)

Feedback and final requirements from the BETA clients are currently being built into version 3.x of the product.

Stage Three (Months 6 – 8) ($40,000 est. costs)

Launch a market ready product on multiple platforms (mobile, iPAD, iPhone, etc)

Stage Four (Month 9 - 12) ($80,000 est. costs)

Create a multi-level system that can easily be co-branded or private labeled.

As mentioned above the time-line estimate(s) (stages) are predicated upon the Company obtaining the necessary financing either through additional equity or debt financing. If we are not able to obtain the necessary levels of financing as determined by the above stages, we will not be able to meet or achieve any of the time-line objectives. In that case the Company will be forced to proceed on a piecemeal basis using primarily the services of our president and chief executive officer and limited use of outside contractors when and if limited funds are obtained. Our president and chief financial officer devotes in excess of twenty (20) hours a week to our continued business efforts. There is no realistic way to predict the timing or completion in that scenario.

Our business plan requires further completion of these tasks which will require the hiring of employees and/or outside contractors. With the level of sophistication and expertise of our president and chief financial officer, as well as other various industry professionals that they know, the Company should make further progress in its development of the intended products and services for its planned divisions, but currently no specific timeframe can be provided. Most if not all of these actions will be predicated on the Company obtaining the necessary financing to accomplish these steps. If financing is not available on terms reasonable to the Company and its shareholders, then the progression steps of this business plan will not occur as planned and may never occur.

We currently have no additional sources of financing and no commitments for financing. There are no assurances that we will obtain sufficient financing or the necessary resources to enter into contractual agreements with outside developers or sales/marketing firms. If we do not receive any funding or financing, our business is likely to be maintained with limited operations for at least the next twelve months because our president and chief executive officer, will continue providing his professional services without current compensation. We do not currently have a formal agreement in place with our president and chief financial officer covering this period; however, our president and chief financial officers’ current plan is to do substantially all administrative and planning work as well as basic programming and marketing work without cash compensation with minimal external assistance while they seek other sources of funding for the Company.

Other

As a corporate policy, we will not incur any cash obligations that we cannot satisfy with known resources, of which there are currently none except as described in “Liquidity” below and/or elsewhere in this prospectus. We believe that the perception that many people have of a public company make it more likely that they will accept restricted securities from a public company as consideration for indebtedness to them than they would from a private company. We have not performed any studies of this matter. Our conclusion is based on our own observations. However, there can be no assurances that we will be successful in any of those efforts even if we become a public entity. Additionally, the issuance of restricted shares will dilute the percentage of ownership interest of our stockholders.

For the three months ended December 31, 2014 and 2013

Revenues

Revenues were $25,000 and $0 for three months ending December 31, 2014 and 2013, respectively. The revenue was earned for developing a private label portal with the same functionalities as CarePanda.

Cost of Sales

Cost of sales were $7,500 and $0 for three months ending December 31, 2014 and 2013, respectively.

General and Administrative Expenses

General and administrative expenses were $32,433 and $3,006 for three months ending December 31, 2014 and 2013, respectively.  For 2014, the expenses consisted primarily of $25,000 for legal fees, $3,000 for accounting expenses and $4,375 for stock compensation. For 2013, the expenses consisted primarily of $3,000 for accounting expenses.

Interest Expense

Interest expense was $680 and $680 for three months ending December 31, 2014 and 2013, respectively.

For the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013

Results from Operations

Revenues

Revenues were zero for year ending September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013, respectively.

General and Administrative Expenses

General and administrative expenses were $12,302 and $37,620 for year ending September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013, respectively.  For 2014, the expenses consisted primarily of $12,000 for accounting expenses and legal fees. For 2013, the expenses consisted primarily of $17,500 for consulting expenses and legal fees, $15,000 for purchase of domain and $4,992 for rent from related party.

Interest Expense

Interest expense was $2,700 and $2,019 for year ending September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013, respectively.

Liquidity

We will pay all costs relating to this registration statement at $55,000. This amount will be paid as and when necessary and required or otherwise accrued on the books and records of TeleHealthCare until we are able to pay the full amount due either from revenues or loans from a related or unrelated third party. Absent sufficient revenues to pay these amounts within six months from the date of this prospectus, we will seek financial assistance from our shareholders or a third party who may agree to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus to the extent that such liabilities cannot be extended or satisfied in other ways and our professionals insist upon payment. If and when loaned, the loans will be evidenced by a noninterest-bearing unsecured corporate note to be treated as a loan until repaid, if and when TeleHealthCare has the financial resources to do so. No formal written arrangement exists with respect to anyone’s commitment to loan funds for this purpose.

Since starting the Company, most of our resources and work have been devoted to planning our business, platform development, mobile application development, implementing systems and controls, and completing our registration statement. When those procedures are done, which we believe will occur over the next few months, we will primarily work on our intended service offerings as well further internal development of software for which we have developed our initial framework of and completed some coding of this software. We believe that the work needed to initiate and complete our software development, attract developers, and initiate our marketing plans, including the development of a saleable product suite, will range between $250,000 and $500,000 if outside contractors and experts are used. If we are able to secure funding to outsource these procedures, of which there are no assurances, we can commence the launch of our intended services and software products to the public. If we are only able to use internal resources only (primarily consisting of the services of our president and chief financial officer), the process will take much longer and our initial launch may be limited to a much smaller target market. If we are unable to raise any funds, the development costs would have to be provided by our president and chief financial officer to the extent that he is capable and willing to provide such funds. While we have engaged the services of an established software development firm which we use on an as “needed basis” their function and assistance is limited by our availability of financing.  Our goal would be to have multiple sales channels and a comprehensive corporate website up and running within one year, but there is no way of estimating what the likelihood of achieving that goal would be.

Private capital, if sought, we believe will be sought from former business associates of our president and chief executive officer or through private investors referred to us by those same business associates. To date, we have received a loan for $45,000 from unrelated parties. .. We have limited our cash use to approximately $5,000 to $15,000 per month. Our cash can sustain our current operations for approximately twelve months.

If a market for our shares ever develops, of which there can be no assurances, we may use restricted shares of our common stock to compensate employees/consultants and independent contractors wherever possible. We cannot predict the likelihood or source of raising capital or funds that may be needed to complete the development of our business plan and its stages as outlined above.

We have embarked upon an effort to become a public company and, by doing so, have incurred and will continue to incur additional significant expenses for legal, accounting and related services. Once we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses including annual reports and proxy statements, if required. We estimate that these costs will range up to $50,000 per year over the next few years and may be significantly higher if our business volume and transactional activity increases but should be lower during our first year of being public because our overall business volume (and financial transactions) will be lower, and we will not yet be subject to the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 relating to having our independent registered public accounting firm attest to, and report on, management’s assessment of its internal controls until we exceed $75 million in market capitalization (if ever). These obligations will certainly reduce our ability and resources to expand our business plan and activities. We hope to be able to use our status as a public company to increase our ability to use noncash means of settling outstanding obligations (i.e. issuance of restricted shares of our common stock) and compensate independent contractors who provide professional services to us, although there can be no assurances that we will be successful in any of these efforts. We will also reduce compensation levels paid to management (if we attract or retain outside personnel to perform this function) if there is insufficient cash generated from operations to satisfy these costs.

There are no current plans to seek private investment. We do not have any current plans to raise funds through the sale of securities except as set forth herein. We hope to be able to use our status as a public company to enable us to use non-cash means of settling obligations and compensate persons and/or firms providing services to us, although there can be no assurances that we will be successful in any of those efforts. However, these actions, if successful, will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management. The Company may offer shares of its common stock to settle a portion of the professional fees incurred in connection with its registration statement. No negotiations have taken place with any professional and no assurances can be made as to the likelihood that any professional will accept shares in settlement of obligations due them.

As of September 30, 2014, we owed $113,169 in connection with organizational costs, professional services related to this offering, business and framework development costs incurred. We have not entered into any formal agreements, written or oral, with any vendors or other providers for payment of services or expenses and to our as “needed basis” software development firm as further described below. There are no other significant liabilities at September 30, 2014.

Recently Issued Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 since the quarter ended May 31, 2014, thereby no longer presenting or disclosing any information required by Topic 91

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 2 to the financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.

Seasonality

We have not noted a significant seasonal impact in our business (or businesses like ours) although having just commenced operations it is too early to tell.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title
James Donahue	70	Director and President
Karl Hoshor	43	Chairman, principal financial officer and principal accounting officer, treasurer and secretary
Matthew Folsom	42	Director

James Donahue – Mr. Donahue has been our director and president since September 2014. Prior to joining our company Mr. Donahue was president of MS2 Group West from 2008 to 2009 where he establish medical strategies and systems to expand hospital emergency room operations with improved revenues and profits through enhanced process and procedures. He served as president of ATC Healthcare from 2007 to 2008 where he was responsible for grow and expand existing healthcare lines in travel and per diem. He served as president of TeamStaffRx from 2006 to 2007 were he was responsible for growth, development and profitability to its parent Allied Healthcare. He served as COO for Telecom Relocation Services, Inc. from 2004 to 2006 where he created new infrastructure for private Voice, Data and Fiber Optics. Since 2009, Mr. Donahue currently owns and operates his own coffee cafe. Mr. Donahue obtained his BBA in Marketing and Management from Washburn University. and a Graduate Studies in Law from Washburn University.

Karl Hoshor – Mr. Hoshor has been our chairman and treasurer since October 2012.  During this time he has managed and overseen all aspects of our operations. From 2009 to present Mr. Hoshor also serves as manager for Air Ducks Duct Cleaning.  Mr. Hoshor manages employees, handles all aspects of customer service and does accounts payable and receivable for this service based company.  Mr. Hoshor was a shift manager at The Score nightclub from 2004 to 2009. Mr. Hoshor managed operations, employees, customer service and a sales team for this prolific Los Angeles nightclub. From 1990 to 2003, Mr. Hoshor owned and operated The Personal Touch Auto Detailing. Mr. Hoshor was responsible for all aspects of operations for this service based business which he sold in 2003.

Matthew Folsom – Mr. Folsom has been in sales and service for Audiometrics since 2004 covering all of Southern California and Nevada. Specializing in the hearing and balance industry, he distributes instrumentation from multiple manufacturers and provides service to hospitals, schools, ears, nose and throat, and audiologists. He also serves on the board for National Association of Special Equipment Distributors. He is responsible for continuing education for service technicians around the nation who service the hearing and balance equipment sold. Mr. Folsom earned a Bachelor’s of Arts degree at the California State University, Chico in 1995.

Possible Potential Conflicts

The OTCQB and OTCBB on which we plan to have our shares of common stock quoted does not currently have any director independence requirements.

No member of management will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

Currently we have only two officers and three directors (which the offers are also directors), and will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Code of Business Conduct and Ethics

In December 2012, we adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our founder, president, chief executive officer, and principal financial officers and any persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

-	honest and ethical conduct,

-	full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

-	compliance with applicable laws, rules and regulations,

-	the prompt reporting violation of the code, and

-	accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as Exhibit 14.1 to our Registration Statement of which this prospectus is a part.

Board of Directors

All directors will hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors subject to existing employment agreements (of which there are currently none) and will serve at the discretion of the board. Currently, directors receive no compensation for their role as directors but may receive compensation for their role as officers. Messrs. Donahue, Hoshor and Folsom experience in the healthcare industry has led to the conclusion that they should serve as directors of the Company.

Involvement in Certain Legal Proceedings

Except as described below, during the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of TeleHealthCare:

1.	had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining his from or otherwise limiting his involvement in any of the following activities:

i.	acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	engaging in any type of business practice; or

iii.	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

4.	was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of an federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

5.	was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the TeleHealthCare board of directors will establish an audit committee and a compensation committee. We believe that we will need a minimum of five directors to have effective committee systems. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. See “Executive Compensation” hereinafter.

All directors will be reimbursed by TeleHealthCare for any expenses incurred in attending directors' meetings provided that TeleHealthCare has the resources to pay these fees. TeleHealthCare will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Summary Executive Compensation Table

The following table shows, for the two years ending September 30, 2014, compensation awarded to or paid to, or earned by, our Officers and Directors (the “Named Executive Officer”).

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Karl Hoshor (1) Director and CFO	2014	-	-	-	-	-	-	-	-
	2013	-	-	$40,000	-	-	-	-	$40,000
James Donahue (2) Director and President	2014	-	-	$12,500	-	-	-	-	$12,500
Matthew Folsom (3) Director	2014	-	-	$5,000	-	-	-	-	$5,000

There is no formal employment arrangement with Messrs. Hoshor, Donahue, and Folsom at this time. Their compensation has not been fixed or based on any percentage calculations. They will make all decisions determining the amount and timing of his compensation and, for the immediate future, has elected not to receive any compensation which permits us to meet our financial obligations. Their compensation amount may be formalized if and when the Company completes this offering and obtains any future financing beyond the offering.

(1)	Mr. Hoshor received 40,000,000 shares of common stock of the Company as founder shares. The Company does not intend on issuing any additional shares to Mr. Hoshor for organizational services or for his activities as an officer or director for the foreseeable future. The Company has valued these shares at $40,000.
(2)	Mr. Donahue received 500,000 shares of common stock of the Company for services as president. The Company does not intend on issuing any additional shares to Mr. Donahue for his activities as an officer or director for the foreseeable future. The Company has valued these shares at $12,500.
(3)	Mr. Folsom received 200,000 shares of common stock of the Company for services as vice president of sales. The Company does not intend on issuing any additional shares to Mr. Folsom for his activities as an officer or director for the foreseeable future. The Company has valued these shares at $5,000.

Grants of Plan-Based Awards Table

None of our named executive officers received any grants of stock, option awards or other plan-based awards during the period ended September 30, 2014 except as stated above. The Company has no activity with respect to these awards.

Options Exercised and Stock Vested Table

None of our named executive officers exercised any stock options, and no restricted stock units, if any, held by our named executive officers vested during the period ended September 30, 2014. The Company has no activity with respect to these awards.

Outstanding Equity Awards at Fiscal Year-End Table

None of our named executive officers had any outstanding stock or option awards as of September 30, 2014 that would be compensatory to the officer. The Company has not issued any awards to its named executive officers. The Company and its Board of Directors may grant awards as it sees fit to its employees as well as key consultants.

PRINCIPAL SHAREHOLDERS

As of April 3, 2015, we had 50,416,000 shares of common stock outstanding which are held by thirty-seven shareholders. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of April 3, 2015; of all directors and executive officers of TeleHealthCare; and of our directors and officers as a group.

Name	Amount and Nature Of Beneficial Ownership (1)	Percentage of Common Stock(1)

Karl Hoshor(2)	40,000,000	79.34%
James Donahue(3)	500,000	0.99
Matthew Folsom(2)7	700,000	1.39
All officers and directors as a group (one person)	40,700,000	81.72%

(1)	The percent of common stock owned is calculated using the sum of (A) the number of shares of common stock owned and (B) the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the numerator, and the sum of (Y) the total number of shares of common stock outstanding (and the number of warrants and options of the Beneficial Owner that are exercisable within 60 days, as the denominator.
(2)	Officer and director of the Company. Mr. Hoshor received 40,000,000 founder’s shares of the Company in December 2012.
(2)	Officer and director of the Company. Mr. Donahue received 500,000 shares of the Company in September 2014 for services as president.
(2)	Director of the Company. Mr. Folsom received 200,000 founder’s shares of the Company in September 2014 for services as vice president of sales.

Mr. Folsom received 500,000 shares of the Company in February 2015 for further services as vice president of sales.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The only promoters of TeleHealthCare would be Mr. Hoshor, president, and chief executive officer, and principal financial officer.

Our office and mailing address is 20111 Greeley Rd, Lake Mathews, CA 92570. The space is provided to us by Mr. Donahue. Mr. Donahue incurs no incremental costs as a result of our using the space. Therefore, he does not charge us for its use. There is no written lease agreement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to our registration statement.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. In the event during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8-A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file such periodic reports with the SEC and access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders as proscribed by the Exchange Act, as amended. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that access to information regarding our business and operations will be limited.

You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

TeleHealthCare, Inc.

20111 Greeley Rd,

Lake Mathews, CA 92570

TELEHEALTHCARE, INC.

TeleHealthCare, Inc.

Balance Sheets

December 31, 2014 and September 30, 2014

	December 31,	September 30,
	2014	2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$81,747	$81,805
Accounts receivable	25,000	—
Total Current Assets	106,747	81,805
Intangible assets	87,500	87,500
TOTAL ASSETS	$194,247	$169,305

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accrued expenses	$98,950	$63,450
Note payable and interest payable	50,400	49,719
TOTAL LIABILITIES	149,350	113,169

STOCKHOLDERS’ EQUITY:

Common stock, $0.001 par value; 200,000,000 shares authorized; 49,891,000 shares issued and outstanding, respectively	49,891	49,891
Additional paid in capital	64,259	59,884
Accumulated deficit	(69,253)	(53,640)
TOTAL STOCKHOLDERS’ EQUITY	44,897	56,135

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$194,247	$169,305

The accompanying notes are an integral part of these financial statements.

TeleHealthCare, Inc.

Statements of Operations

(Unaudited)

	December 31,
	2014	2013
Service Revenue	$25,000	$—
Cost of Sales	7,500	—
Net Revenue	17,500	—

Expenses:
Development, general and administration	32,433	3,006

Operating loss	(14,933)	(3,006)

Interest expense	(680)	(680)

Net loss	$(15,613)	$(3,686)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	49,891,000	45,000,000

The accompanying notes are an integral part of these financial statements.

TeleHealthCare, Inc.

Statement of Cash Flows

For the Three Months Ended December 31, 2014 and 2013

(Unaudited)

	Three Months Ended December 31,
	2014	2013
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(15,613)	$(3,686)
Stock compensation expense	4,375	0
Change in current assets and liabilities:
Accounts receivable	(25,000)	—
Accrued expenses	35,500	10,000
Accrued interest payable	680	681

Net Cash Used In Operating Activities	(58)	6,994

CHANGE IN CASH	(58)	6,994
CASH AT BEGINNING OF PERIOD	81,805	25,881
CASH AT END OF PERIOD	$81,747	$32,875

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

TeleHealthCare, Inc.

Notes to the Financial Statements

September 30, 2014 and 2013

(Unaudited)

NOTE 1 – ORGANIZATION

TeleHealthCare, Inc. (the Company) was incorporated under the laws of the State of Wyoming on December 10, 2012. The Company issued 40,000,000 shares of its common stock to our founder, Karl Hoshor, as founder shares.

TeleHealthCare develops platforms in the telehealth industry. Its first platform the Company developed is called CarePanda. Currently, CarePanda set up as a division of TeleHealthCare. CarePanda is an online software that helps people, family members and caregivers manage, share and control their own, their family's or their customers healthcare information. CarePanda links people and healthcare information together at the point of care and works on multiple platforms including Internet enabled devices and mobile phones. The Company plans to develop similar platforms for clients.

CarePanda is easy to use and has unique tools and features such as online document library, fax services and text messaging and is not dependent on electronic transfer of health information. CarePanda looks beyond healthcare and focuses on tools that help people manage their lives and care for others including, contact lists, medication lists, home inventory, emergency planning, medical bill management and many other features. CarePanda solves a number of social and healthcare industry problems including changes in healthcare regulations, socio-demographics of an aging population, growing shortage of healthcare workers and impact of "Obama Care".

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The unaudited financial statements of the Company and the accompanying notes are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the Financial Statements have been included. Such adjustments are of a normal, recurring nature. The Financial Statements, and the accompanying notes, are prepared in accordance with generally accepted accounting principles in the United States ("GAAP") and do not contain certain information included in the Company's Annual Report for the fiscal year ended September 30, 2014. The interim Financial Statements should be read in conjunction with the audited financial statements ended September 30, 2014 filed with this S-1. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. The Company has no allowance for doubtful accounts as of December 31, 2014 and September 30, 2014.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition. ASC 605 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery of product has met the criteria established in the arrangement or services rendered; (3) the fee is fixed and determinable; and (4) collectability is reasonably assured. This occurs when the products or services are completed in accordance with the contracts we have with clients. In connection with our products and services arrangements, when we are paid in advance, these amounts are classified as deferred revenue and amortized over the term of the agreement.

Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company has adopted the provisions of ASC 260.

Loss per Share

The basic loss per share is calculated by dividing the Company’s net loss available to common shareholders by the weighted average number of common shares during the year. The diluted loss per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted loss per share are the same as basic earnings loss per share due to the lack of dilutive items in the Company.

Fair Value Measurements and Disclosures

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s adoption of fair value measurements and disclosures did not have a material impact on the financial statements and financial statement disclosures.

Income Taxes

Income taxes are provided in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No provision was made for Federal or State income taxes.

Long-Lived Assets

Management assesses the carrying values of property and equipment and intangible assets with finite lives. Whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition to the extent possible. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Additionally, if the Company does not have historical operating experience asset carrying amounts are expensed. For the three months ended December 31, 2014 and 2013, the Company did not recognize any impairments for its long-lived assets. Management believes these intangible assets will continue to be utilized by the Company to generate revenues.

Our intellectual property is comprised of indefinite-lived brand name acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. For the three months ended December 31, 2014 and 2013, the Company did not recognize any impairments for intellectual property.

Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful life. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization period. The Company tests its intangible assets with finite lives for potential impairment whenever management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset's useful life and the impact of an event or circumstance on either an asset's useful life or carrying value involve significant judgment. The Company has not started amortizing the intangible asset until the official launch of its website.

Advertising

Advertising will be expensed in the period in which it is incurred. There have been no advertising expenses for the reporting period presented.

Recently Issued Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 during the period ended September 30, 2014, thereby no longer presenting or disclosing any information required by Topic 915.

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC and they did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had a negative working capital of $42,603 and an accumulated deficit of $69,253 at December 31, 2014. As of December 31, 2014, the Company had no committed sources of capital or financing.

While the Company is generating revenues from the development of telehealth platforms, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management believes that the actions presently being taken to further implement its business plan and generate additional products and revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to realize revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – NOTE PAYABLE

On December 31, 2012, the Company issued a note payable to an unrelated party for $45,000. The notes are due on September 30, 2015 and have an interest rate of 6%. As of December 31, 2014 and September 30, 2014, there are $5,400 and $4,719 of accrued interest, respectively.

NOTE 5 – SHARE CAPITAL

The Company is authorized to issue 200,000,000 shares of common stock.

In the year ending September 30, 2013, the Company issued 40,000,000 shares of its common stock to its chairman and treasurer as founder shares and $5,000,000 shares for services valued by the Company at $5,000.

In the year ending September 30, 2014, the Company issued 710,000 shares of our common stock for services with a value attributed to them of $17,750.

In the year ending September 30, 2014, the Company issued 2,500,000 shares of our common stock for assets related to CarePanda with a value attributed to them of $62,500.

The Company completed a private placement on September 30, 2014 whereby it sold 1,681,000 shares of common stock for $42,025.

At December 31, 2014, there are 49,891,000 shares of common stock issued and outstanding.

TELEHEALTHCARE, INC.

INDEX TO ANNUAL FINANCIAL STATEMENTS

Contents	Page

Report of Independent Registered Public Accounting Firm	59

Balance Sheets at September 30, 2014 and 2013	60

Statements of Operations for the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013	61

Statements of Changes in Stockholders’ Equity (Deficit) for the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013	62

Statements of Cash Flows for the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013	63

Notes to the Financial Statements	64

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

TeleHealthCare, Inc.

We have audited the accompanying balance sheets of TeleHealthCare, Inc. (the “Company”) as of September 30, 2014 and 2013 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. Our audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleHealthCare, Inc. as of September 30, 2014 and 2013, and the result of its operations and its cash flows for the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had no revenues and earnings since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3, which includes achieving profitable operations and raising additional funds through financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TAAD, LLP

January 6, 2015

Walnut, CA 91789

TeleHealthCare, Inc.

Balance Sheet

September 30, 2014 and 2013

	September 30,
	2014	2013
ASSETS

CURRENT ASSETS:
Cash	$81,805	$25,881
Total Current Assets	81,805	25,881
Intangible assets	87,500	—

TOTAL ASSETS	$169,305	$25,881

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$63,450	$12,500
Note payable and interest payable	49,719	47,019
TOTAL LIABILITIES	113,169	59,519

STOCKHOLDERS’ EQUITY (DEFICIT):

Common stock, $0.001 par value; 200,000,000 shares authorized; 49,891,000 and 45,000,000 shares issued and outstanding, respectively	49,891	45,000
Additional paid in capital	59,884	(40,000)
Accumulated deficit	(53,640)	(38,639)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	56,135	(33,639)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$169,305	$25,881

The accompanying notes are an integral part of these financial statements.

TeleHealthCare, Inc.

Statements of Operations

For the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013

	September 30,
	2014	2013
Revenue	$—	$—

Expenses:
General and administrative expense	12,302	37,620

Operating loss	(12,302)	(37,620)

Other income	—	1,000
Interest expense, net	(2,699)	(2,019)

Net loss	$(15,001)	$(38,639)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	45,719,178	45,000,000

The accompanying notes are an integral part of these financial statements.

TeleHealthCare, Inc.

Statement of Changes in Stockholders’ Equity

	Common Stock	Common Stock Amount	Additional Paid-in-capital	Accumulated Deficit	Total
Balance - December 10, 2012 (date of inception)	-	$-	$-	$-	$-
Shares issued for founder’s shares	40,000,000	40,000	(40,000)	-	-
Shares issued for services	5,000,000	5,000	-	-	5,000
Net loss	-	-	-	(38,639)	(38,639)
Balance - September 30, 2013	45,000,000	$45,000	$(40,000)	$(38,639)	$(33,639)
Shares issued for cash	1,681,000	1,681	40,344	-	42,025
Shares issued for platform	2,500,000	2,500	60,000		62,500
Shares issued for services	710,000	710	(460)	-	250
Net loss	-	-	-	(15,001)	(15,001)
Balance - September 30, 2014	49,891,000	$49,891	$59,884	$(53,640)	$56,135

The accompanying notes are an integral part of these financial statements.

TeleHealthCare, Inc.

Statement of Cash Flows

For the Year Ended September 30, 2014 and the period from December 10 ,2012 (inception) to September 30, 2013

	September 30,
	2014	2013
OPERATING ACTIVITIES:
Net loss	$(15,001)	$(38,639)
Stock compensation expense	250	5,000
Change in current assets and liabilities:
Accounts payable and accrued expenses	50,950	12,500
Accrued interest payable	2,700	2,019

Net Cash Provided by (Used In) Operating Activities	38,899	(19,119)

INVESTING ACTIVITIES:
Expenditures for intangibles	(25,000)	—

Net Cash Used In Investing Activities	(25,000)	—

FINANCING ACTIVITIES:
Note payable – related party	—	45,000
Net proceeds from issuance of common stock	42,025	—
Net Cash Provided By Financing Activities	42,025	45,000

CHANGE IN CASH	55,924	25,881
CASH AT BEGINNING OF PERIOD	25,881	—
CASH AT END OF PERIOD	$81,805	$25,881

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for:
Interest	$—	$—
Income taxes	$—	$—

NON-CASH INVESTING ACTIVITIES:
Common stock issued for CarePanda platform	$62,500	$—

The accompanying notes are an integral part of these financial statements.

TeleHealthCare, Inc.

Notes to the Financial Statements

September 30, 2014 and 2013

NOTE 1 – ORGANIZATION

TeleHealthCare, Inc. (the Company) was incorporated under the laws of the State of Wyoming on December 10, 2012. The Company issued 40,000,000 shares of its common stock to our founder, Karl Hoshor, as founder shares.

TeleHealthCare develops platforms in the telehealth industry. Its first platform the Company developed is called CarePanda. Currently, CarePanda set up as a division of TeleHealthCare. CarePanda is an online software that helps people, family members and caregivers manage, share and control their own, their family's or their customers healthcare information. CarePanda links people and healthcare information together at the point of care and works on multiple platforms including Internet enabled devices and mobile phones. The Company plans to develop similar platforms for clients.

CarePanda is easy to use and has unique tools and features such as online document library, fax services and text messaging and is not dependent on electronic transfer of health information. CarePanda looks beyond healthcare and focuses on tools that help people manage their lives and care for others including, contact lists, medication lists, home inventory, emergency planning, medical bill management and many other features. CarePanda solves a number of social and healthcare industry problems including changes in healthcare regulations, socio-demographics of an aging population, growing shortage of healthcare workers and impact of "Obama Care".

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a September 30, fiscal year-end.

Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options.

Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company has adopted the provisions of ASC 260.

Loss per Share

The basic loss per share is calculated by dividing the Company’s net loss available to common shareholders by the weighted average number of common shares during the year. The diluted loss per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted loss per share are the same as basic earnings loss per share due to the lack of dilutive items in the Company.

Fair Value Measurements and Disclosures

ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s adoption of fair value measurements and disclosures did not have a material impact on the financial statements and financial statement disclosures.

Income Taxes

Income taxes are provided in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No provision was made for Federal or State income taxes.

Long-Lived Assets

Management assesses the carrying values of property and equipment and intangible assets with finite lives. Whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition to the extent possible. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Additionally, if the Company does not have historical operating experience asset carrying amounts are expensed. For the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013, the Company did not recognize any impairments for its long-lived assets. Management believes these intangible assets will continue to be utilized by the Company to generate revenues.

Our intellectual property is comprised of indefinite-lived brand name acquired and have been assigned an indefinite life as we currently anticipate that these brand names will contribute cash flows to the Company perpetually. We evaluate the recoverability of intangible assets periodically by taking into account events or circumstances that may warrant revised estimates of useful lives or that indicate the asset may be impaired. For the year ended September 30, 2014 and the period from December 10, 2012 (inception) to September 30, 2013, the Company did not recognize any impairments for intellectual property.

Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful life. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization period. The Company tests its intangible assets with finite lives for potential impairment whenever management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset's useful life and the impact of an event or circumstance on either an asset's useful life or carrying value involve significant judgment. The Company has not started amortizing the intangible asset until the official launch of its website.

Advertising

Advertising will be expensed in the period in which it is incurred. There have been no advertising expenses for the reporting period presented.

Recently Issued Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company adopted ASU 2014-10 during the period ended September 30, 2014, thereby no longer presenting or disclosing any information required by Topic 915.

The Company reviewed all recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC and they did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had a negative working capital of $31,365 and an accumulated deficit of $53,640 at September 30, 2014. As of September 30, 2014, the Company had not generated any significant revenue and had no committed sources of capital or financing.

While the Company is attempting to generate revenues from telehealth platforms, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management believes that the actions presently being taken to further implement its business plan and generate additional products and revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to realize revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – NOTE PAYABLE

On December 31, 2012, the Company issued a note payable to an unrelated party for $45,000. The notes are due on September 30, 2015 and have an interest rate of 6%. As of September 30, 2014 and 2013, there are $4,719 and $2,019 of accrued interest, respectively.

NOTE 5 – SHARE CAPITAL

The Company is authorized to issue 200,000,000 shares of common stock.

In the year ending September 30, 2013, the Company issued 40,000,000 shares of its common stock to its chairman and treasurer as founder shares and $5,000,000 shares for services valued by the Company at $5,000.

In the year ending September 30, 2014, the Company issued 710,000 shares of our common stock for services with a value attributed to them of $17,750.

In the year ending September 30, 2014, the Company issued 2,500,000 shares of our common stock for assets related to CarePanda with a value attributed to them of $62,500.

The Company completed a private placement on September 30, 2014 whereby it sold 1,681,000 shares of common stock for $42,025.

At September 30, 2014, there are 49,891,000 shares of common stock issued and outstanding.

NOTE 6 – INCOME TAXES

As of September 30, 2014 and 2013, the Company had net operating loss carry forwards of $53,640 and $38,639 that may be available to reduce future years’ taxable income through 2034, respectively.

	September 30,
	2014	2013

Deferred tax assets:
Net operating loss carryforwards	$18,237	$13,137
Other	—	—
Gross deferred tax assets	18,237	13,137
Valuation allowance	(18,237)	(13,137)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a 100% valuation allowance due to the management determined that it is more likely than not that the U.S. federal and state deferred tax assets as of September 30, 2014 will not be realized.

Reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 34% and state statutory rate of 0% for 2014 is as follows:

	2014	2013
Income tax benefit at federal statutory rate	(34)%	(34)%
State income tax benefit, net of effect on federal taxes	(0)%	(0)%
Increase in valuation allowance	34%	34%
Income tax expense	—	—

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until ________, 2015 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

4,181,000 Shares

TeleHealthCare, Inc.

Common Stock

PROSPECTUS

__, 2015

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$13.46
NASD filing fee	100.00
*Accounting fees and expenses	5,000.00
*Legal fees and expenses	40,000.00
*Transfer agent fees	2,500.00
*Blue Sky fees and expenses	5,000.00
*Miscellaneous expenses	2,386.54

Total	$55,000.00

*Indicates expenses that have been estimated for filing purposes.

ITEM 14

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has a provision in its Certificate of Incorporation at Article XI thereof providing for indemnification of its officers and directors as follows.

Our Articles of Incorporation at Article X provide for indemnification as follows: "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Wyoming Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification."

 Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this Form S-1, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

On December 10, 2012, 40,000,000 shares of common stock were issued to Mr. Hoshor, the Company’s president, and chief executive officer for founder shares.

On December 10, 2012, 5,000,000 shares of common stock were issued to Mass Depth, Inc. and Verdad Telecom, Inc. for services in assisting with the business plan, website development and formation of the Company.

On June 17, 2014, 2,500,000 shares of common stock were issued for the assets related to CarePanda to MD Capital Advisors, Inc.

On September 30, 2014, 710,000 shares of common stock were issued for services to James Donahue, Matt Folsom, and Garbriel.

On September 30, 2014, 1,681,000 shares of common stock were issued for $0.025 per share for a total of $42,025 to private placement investors ..

On February 26, 2015, 500,000 shares of common stock were issued for services to Matt Folsom and 25,000 shares of common stock were issued to Jay Wasserman.

The foregoing issuances of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, (the “Act”) as amended.

Notwithstanding being accredited all security holders were provided with a final pre-filing copy of the Company’s Registration Statement and acknowledged having read and reviewed same and having no further questions with respect to their respective investments.

ITEM 16

EXHIBITS

3.1		Articles of Incorporation
3.2		By-Laws
5.1		Opinion of Ronald J. Logan, Logan Law Firm PLC
10.1		Note Agreement
14.1		Code of Ethics
23.1	d	Consent of TAAD, LLP, a professional corporation
23.2	d	Consent of Ronald J. Logan, Logan Law Firm PLC (included in Exhibit 5.1a)

Exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 17

UNDERTAKINGS

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, State of California on April 3, 2015.

TeleHealthCare, Inc.

/s/ Karl Hoshor
By: Karl Hoshor, Treasurer, Chairman, Principal Financial Officer and Principal Accounting Officer

 POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Karl Hoshor as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James Donahue James Donahue	Chief Executive Officer, President & Director (Principal Executive Officer)	April 3, 2015
/s/ Karl Hoshor Karl Hoshor	Chief Financial Officer, Secretary & Director (Principal Financial & Accounting Officer)	April 3, 2015
/s/ Matthew Folsom Matthew Folsom	Director	April 3, 2015